                                                                   EXHIBIT(c)(1)

                              AMENDED AND RESTATED
                            GRID TIME PROMISSORY NOTE
                             (EURODOLLAR/PRIME RATE)


$6,250,000.00                                                    January 31,1997


                  For value received, G. ARTHUR SEELBINDER and KATHLEEN W. HAMMER (together, the "Borrower") hereby jointly and severally promise to pay to the order of The Chase Manhattan Bank (the" Bank"), at its office at 1211 Avenue of the Americas, New York, New York 10036 for the account of the lending office of the Bank set forth on the signature page hereof (the "Lending Office"), the principal amount of SIX MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($6,250,000.00) or, if less, the principal amount of each loan made by the Bank to the Borrower ("Loans"), on the maturity date of such Loan (which shall be (i) one, two or three calendar months after the date of such Loan, in the case of a Eurodollar Loan, or (ii) the date recorded by the Bank on its books, in the case of a Prime Loan) ("Maturity Date"). The credit facility evidenced by this Note shall expire on the first anniversary of the date of execution hereof unless extended in writing by the Bank.

                  The Borrower promises to pay interest on the unpaid balance of the principal amount of each such Loan from and including the date of such Loan to the date of repayment at either (i) a floating rate per annum equal to the Prime Rate (such Loan a " Prime Loan"); or (ii) a fixed rate per annum equal to the Adjusted Eurodollar Rate applicable to such Loan PLUS 2.00% (such Loan a "Eurodollar Loan"). The principal amount shall be due and payable in full on the Maturity Date or, in the event of an acceleration of the Loans following a default, at such earlier date as such acceleration may occur. Any principal not paid when due shall bear interest from and including the date due until paid in full at a rate per annum equal to the Default Rate. Interest shall be payable on the relevant Interest Payment Date. Interest shall be calculated on the basis of a year of 365 or 366 days (in the case of Prime Loans) and 360 days (in the case of Eurodollar Loans) for the actual number of days elapsed.


THIS NOTE AMENDS AND RESTATES THE PROVISIONS OF THAT CERTAIN TERM PROMISSORY NOTE DATED MARCH 9, 1994, IN THE PRINCIPAL AMOUNT OF $5,000,000.00 MADE BY BORROWER PAYABLE TO THE ORDER OF NATIONSBANK OF TENNESSEE, N.A. ("NATIONSBANK"), AS AMENDED AND RENEWED PURSUANT TO THAT CERTAIN AMENDED AND RENEWED TERM PROMISSORY NOTE DATED JULY 24,1995, IN THE PRINCIPAL AMOUNT OF $5,000,000.00 MADE BY BORROWER PAYABLE TO THE ORDER OF NATIONSBANK, AS ASSIGNED BY NATIONSBANK TO
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BANK PURSUANT TO THAT CERTAIN ASSIGNMENT OF NOTES, MORTGAGE AND
COLLATERAL DOCUMENTS DATED AS OF JANUARY 31, 1997, AND DOES NOT
CONSTITUTE NEW INDEBTEDNESS.

                  All payments hereunder shall be made in lawful money of the United States and in immediately available funds. Any extension of time for the payment of the principal of this Note resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The date, amount, type and Maturity Date of, and the interest rate with respect to, each Loan evidenced hereby and all payments of principal thereof shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), endorsed by the Bank on a schedule attached to this Note. The Bank may (but shall not be obligated to) debit the amount of any payment under this Note that is not made when due to any deposit account of the Borrower with the Bank. Any reduction of the principal amount outstanding hereunder shall not entitle Borrower to advancement of additional funds under the credit facility evidenced by this Note.

                  The proceeds of the Loans may be used (a) to retire Borrower's loan facility with NationsBank in the original principal amount of $5,000,000.00, together with accrued and unpaid interest thereon and all expenses born by Borrower in connection therewith (including, without limitation, the fees and expenses of counsel for the Bank), and (b) during the term of the Loans, to pay interest on the existing principal balance of the Loans, and for no other purpose.

                  The Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

                  1. DEFINITIONS. The terms listed below shall be defined as follows:

                  "Adjusted Eurodollar Rate", shall mean the Eurodollar Rate for such Loan divided by one minus the Reserve Requirement.

                  "Banking Day" shall mean any day on which commercial banks are not authorized or required to close in New York City and whenever such day relates to a Eurodollar Loan or notice with respect to any Eurodollar Loan, a day on which dealings in U.S. dollar deposits are also carried out in the London interbank market.

                  "Collateral Agreement" shall mean the Collateral Agreement (Direct) dated the date hereof executed by the Borrower in favor of the Bank.
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                  "Default Rate" means, in respect of any amount not paid when due, a rate per annum during the period commencing on the due date until such amount is paid in full equal to: (a) if a Prime Loan, a floating rate of 2% above the rate of interest thereon (including any margin); (b) if such Loan is a Eurodollar Loan, a fixed rate of 2% above the rate of interest in effect thereon (including any margin) at the time of default until the Maturity Date thereof and, thereafter, a floating rate of 2% above the rate of interest for a Prime Loan (including any margin).

                  "Eurodollar Rate" shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Banking Days prior to the first day of such Loan for the offering by the Bank to leading banks in the London interbank market of U.S. dollar deposits having a term comparable to such Loan and in an amount comparable to the principal amount of such Loan.

                  "Facility Documents" shall mean this Note, the Collateral Agreement, the line of credit offer letter dated December 9, 1996, and any updates or renewals thereof, and any other documents, instruments, or agreements delivered in connection with this Note or the Collateral Agreement whether by the Borrower or a Third Party.

                  "Guarantor" shall mean Cooker Restaurant Corporation, an Ohio corporation.

                  "Head Office" shall mean the head office of the Bank, currently located at One Chase Manhattan Plaza, New York, New York 10081.

                  "Interest Payment Date" shall mean (i) for any Prime Loan hereunder, the last Banking Day of each calendar month; and (ii) for any Eurodollar Loan, the Maturity Date of such Loan and, in the case of a Loan with a Maturity Date that extends more than three months after the date of such Loan, at three-month intervals after the date of such Loan; and (iii) for any Prime Loan or Eurodollar Loan, on any payment of principal.

                  "Loan Value" shall mean the advance rate, as determined by the Bank from time to time, assigned to each type of collateral that the Bank accepts as collateral.

                  "Prime Rate" shall mean that rate of interest from time to time announced by the Bank at the Head Office as its prime commercial lending rate, which is not necessarily the lowest or best rate offered by the Bank.

                  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System.


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                  "Regulatory Change" shall mean any change after the date of this Note in United States federal, state or municipal laws or any foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Bank, of or under any United States federal, state, or municipal laws or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                  "Reserve Requirement" shall mean, for any Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the term of such Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion U.S. dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (x) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined or (y) any category of extensions of credit or other assets which include Eurodollar Loans.

                  "Third Party" shall mean any party liable with respect to, or otherwise granting support for, this Note, whether by guaranty, subordination, grant of security or otherwise, including, without limitation, Guarantor.

                  2. BORROWINGS; AND PREPAYMENTS. The Borrower shall give the Bank notice of each borrowing by 12:00 noon New York City time three (3) days prior to each requested borrowing of a Eurodollar Loan and by 12:00 noon New York City time on the date of such borrowing of a Prime Loan; provided that no Eurodollar Loan shall be in a minimum amount equal to less than $100,000.00. The Borrower shall have the right to make prepayments of principal at any time or from time to time; provided that: (a) the Borrower shall give the Bank notice of each prepayment by 12:00 noon New York City time two (2) days prior to prepayment of a Eurodollar Loan and by 12:00 noon New York City time on the date of prepayment of a Prime Loan; (b) Eurodollar Loans may be prepaid prior to their Maturity Date only if accompanied by payment of the additional compensation calculated in accordance with paragraph 5 below; (a) prepayments shall be applied to the installments of principal in the inverse order of their maturities; and (d) prepayments for Eurodollar Loans shall be in a minimum amount equal to the lesser of $100,000 or the unpaid principal amount of such Loan. In the event that a Eurodollar Loan shall mature and the Bank has not received either payment for such Eurodollar Loan or a request for borrowing from Borrower with respect thereto, the Bank shall convert such Eurodollar Loan to a new Eurodollar Loan with a one-month maturity.


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                  3. ADDITIONAL COSTS. (a) If as a result of any Regulatory
Change which (i) changes the basis of taxation of any amounts payable to the Bank under the Note (other than taxes imposed on the over-all net income of the Bank or the Lending Office by the jurisdictions in which the Head Office of the Bank or the Lending Office are located) or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessments, minimum capital, capital ratios or similar requirements relating to any extension of credit or other assets of, or any deposits with or other liabilities of the Bank, or (iii) imposes any other condition affecting this Note, the Bank determines (which determination shall be conclusive) that the cost to it of making or maintaining a Eurodollar Loan is increased or any amount received or receivable by the Bank under this Note is reduced, then the Borrower will pay to the Bank on demand an additional amount that the Bank determines will compensate it for the increased cost or reduction in amount.

                  (b) Without limiting the effect of the foregoing provisions of this Section 3 (but without duplication), The Borrower shall pay to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Note or thereafter) of any court or governmental or monetary authority of capital in respect of the Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request).

                  4. UNAVAILABILITY, INADEQUACY OR ILLEGALITY OF EURODOLLAR RATE. Anything herein to the contrary notwithstanding, if the Bank determines (which determination shall be conclusive) that:

                  (a) quotations of interest rates for the relevant deposits referred to in the definition of Eurodollar Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for the Loan; or

                  (b) the definition of Eurodollar Rate does not adequately cover the cost to the Bank of making or maintaining the Eurodollar Loan; or

                  (c) as a result of any Regulatory Change (or any change in the interpretation thereof) adopted after the date hereof, the Head Office of the Bank or the Lending Office is subject to any taxes, reserves, limitations, or other charges, requirements or restrictions on any claims of such office on non-United States residents (including, without limitation, claims on non-United States offices or affiliates of the Bank) or in respect of the excess above a specified level of such claims; or


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                  (d) it is unlawful for the Bank or the Lending Office to
maintain the Eurodollar Loan at the Eurodollar Rate;

THEN, the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the existing Eurodollar Loan shall bear interest as a Prime Loan until the Maturity Date of such Loan and the Bank shall make no Eurodollar Loans.

                  5. CERTAIN COMPENSATION. If for any reason there is a principal payment of a Eurodollar Loan on a date other than its Maturity Date (whether by prepayment. acceleration or otherwise), the Borrower will pay to the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate the Bank for any loss, cost or expense which the Bank determines is attributable to such payment.

                  Without limiting the generality of the preceding paragraph, such compensation shall include an amount equal to the excess, if any of (i) the amount of interest which otherwise would have accrued on the principal amount so paid for the period from the date of such payment to the Maturity Date at a rate per annum equal to the sum of the then applicable Eurodollar Rate (plus any margin) over (ii) the interest component of the amount the Bank would have bid in the Eurodollar interbank market for deposits in U.S. dollars of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by the Bank).

                  6. REPRESENTATIONS. The Borrower represents and warrants that:

                  (a) none of the proceeds of the Loans shall be used to "purchase" or "carry" "margin stock" as defined by Regulation U of the Federal Reserve Board;

                  (b) the Facility Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity;

                  (c) the execution, delivery and performance by the Borrower of the Facility Documents and all other documents contemplated hereby or thereby, do not and will not (i) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of the Borrower pursuant to any other agreement or instrument (other than the pledge of, and security interest granted in, the collateral pursuant to the Collateral Agreement and a judgment in the amount of $1,999,331.64 which has been entered against Borrower in favor of the First Third Bank of Columbus in Franklin


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County, Ohio, a copy of which judgment has been recorded in the Public Records of Palm Beach County, Florida (hereinafter, the "Fifth, Third Bank Judgment")) to which the Borrower is a party or is bound or by which its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

                  (d) no consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Borrower of any Facility Document; and

                  (e) there are no actions, suits, investigations or proceedings pending or threatened at law, in equity, in arbitration or by or before any other authority involving or affecting: (i) the Borrower that, if adversely determined, are likely to have a material adverse effect on the prospects or condition of Borrower; (ii) any part of the collateral or any material part of the other assets or properties of Borrower; or (iii) any of the transactions contemplated in the Facility Documents. Borrower is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default is likely to have or has had a material adverse effect on the prospects or condition of Borrower other than the Fifth Third Bank Judgment.

                  Each borrowing request by the Borrower under this Note shall constitute a representation and warranty that the statements above are true and correct both on the date of such request and on the date of the borrowing. Each borrowing request shall also constitute a representation that no event of default under this Note has occurred and is continuing or would result from such borrowing.

                  7. EVENTS OF DEFAULT. If any of the following events of default shall occur and be continuing:

                  (a) the Borrower shall fail to pay the principal of, or interest on, this Note, or any other amount payable under this Note, on or before the expiration of seven (7) days after the due date therefor;

                  (b) any representation or warranty made or deemed made by the Borrower in this Note or by the Borrower or any Third Party in any Facility Document to which it is a party, or in any certificate, document, opinion or financial or other statement furnished under or in connection with a Facility Document, shall prove to have been incorrect in any material respect on or after the date hereof;


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
                  (c) the Borrower or any Third Party shall fail to perform or observe any term, covenant or agreement contained in any Facility Document on its part to be performed or observed and shall fail to cure such default on or before the expiration of, in the case of nonfinancial defaults, thirty (30) days, and in the case of financial defaults, seven (7) days, following receipt of notice of such default;

                  (d) the Borrower or any Third Party shall fail to pay when due any of its indebtedness (including, but not limited to, indebtedness for borrowed money and specifically including Borrower's indebtedness to Bank in connection with a $3,000,000 loan from Bank to Borrower secured by a lien on real property of Borrower located at 25 Middle Road, Palm Beach, Florida) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) or shall otherwise be in default under any of their respective credit agreements and shall fail to cure such default within the time provided for cure in the documents evidencing such indebtedness;

                  (e) the Borrower or any Third Party: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as its debts become due; (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial part of its assets;
(iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation; (iv) shall have had any such petition filed, or any such proceeding shall have been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of 30 days; (v) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property; or (vi) takes any action effectuating, approving or consenting to any of the events described in clauses (i) through (v),

                  (f) either Borrower shall die and the estate of such Borrower shall fail to pay Borrower's obligations hereunder within a seven month period or prior to winding up of the estate; or any Third Party shall die, dissolve or for any reason cease to be in existence or shall merge or consolidate unless, following such merger or consolidation, the Bank's rights under the Facility Documents are not impaired and the Bank receives marketable securities of the same value as the securities pledged to the Bank pursuant to the Collateral Agreement; or if the Borrower or any Third Party is a partnership, limited liability partnership or limited liability company, any general partner, partner or member, respectively, shall die, dissolve or for any reason cease to be in existence or cease to be a partner or member, as the case may be, or shall merge or consolidate;

                  (g) the Borrower or any Third Party is involved in a proceeding relating to, or which may result in, a forfeiture of a material part or all of the Borrower's or any Third Party's assets;


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
                  (h) there is, in the opinion of the Bank, a material adverse change in the business, prospects or financial condition of the Borrower or Guarantor;

                  (i) the value of the Collateral for the Loans shall decline such that (or if for any other reason) the sum of the Loans outstanding hereunder is at any time greater than the aggregate Loan Value of the collateral pledged to secure the Loans unless, prior to the expiration of seven (7) days from the occurrence of such default Borrower, or anyone on behalf of Borrower, reduces the principal amount outstanding under this Note or pledges additional Collateral sufficient in value to cause the Loan Value to equal or exceed the aggregate Loans outstanding hereunder;

                  (j) the share price of the stock of Guarantor shall decline to $8.00 per share or less;

                  (k) the Borrower creates, incurs, assumes or suffers to exist any material lien or other encumbrance (a "Lien" ) upon or with respect to the real property owned by the Borrower located at 25 Middle Road, Palm Beach, Florida, other than liens for ad valorem real property taxes which are not yet due and payable, any Lien in favor of the Bank, or any Lien approved by the Bank in writing;

                  (l) while this Note is in effect, the Borrower fails to furnish personal financial statements of the Borrower or any Third Party, including a balance sheet and statement of sources and uses, together with footnotes and schedules thereto, to the Bank within ninety (90) days after the end of the each calendar year, with respect to Borrower and each fiscal year of any Third Party or fails to furnish personal tax returns of Borrower, with schedules thereto, on an annual basis as required herein, or any other financial information reasonably requested by Bank;

                  (m) any Facility Document granting a security interest at any time and for any reason shall cease to create a valid and perfected first priority security interest in and to the property purported to be subject to the Facility Document or ceases to be in full force and effect or is declared null and void, or the validity or enforceability of any Facility Document is contested by any party to the Facility Document, or such signatory to the Facility Document denies it has any further liability or obligation under the Facility Document;

THEN, the Bank may. by notice to the Borrower, declare the unpaid principal amount of this Note, accrued interest thereon and all other amounts payable under this Note due and payable whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that in the case of an event of default described in clause (e) above, the unpaid principal amount of this Note, accrued interest and other amounts payable under this Note shall be immediately due and payable.


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
                  8. EXPENSES. The Borrower agrees to reimburse the Bank on demand for all costs, expenses and charges (including, without limitation, reasonable fees and charges of counsel) in connection with the preparation or modification of the Facility Documents, and the Borrower further agrees to reimburse the Bank on demand for all costs, expenses and charges (including, without limitation, reasonable fees and charges of counsel and costs allocated by internal legal counsel) in connection with performance or enforcement of the Facility Documents, or the defense or prosecution of any rights of the Bank pursuant to any Facility Documents.

                  9. JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK CITY OVER ANY ACTION OR PROCEEDING ARISING OUT OF THIS NOTE, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAYBE HELD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER HEREBY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING IN EITHER OF SAID COURTS BY MAILING THEREOF BY THE BANK BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGE HEREOF, OR AT THE BORROWER'S MOST RECENT MAILING ADDRESS AS SET FORTH IN THE RECORDS OF THE BANK.

                  THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT OR PROCEEDING IN SUCH STATE ON THE BASIS OF AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

                  10. ASSIGNMENTS; PARTICIPATION. The Bank may at any time and from time to time sell, assign, transfer or otherwise dispose of all of any portion of this Note or of the Bank's interest herein. The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to assignees (including prospective assignees). The Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank. Notwithstanding any other language in this Note, the Bank may at any time assign all or any portion of its rights under this Note to a Federal Reserve Bank as collateral in accordance with Regulation A of the Board of Governors of the Federal Reserve System and the applicable operating circular of such Federal Reserve Bank.

                  11. MISCELLANEOUS. (a) The provisions of this Note are intended to be severable. If for any reason any provisions of this Note shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction,

                  (b) No amendment, modification, supplement or waiver of any provision of this Note nor consent to departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Borrower and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  (c) No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  (d) As used herein, the term Borrower shall include all signatories hereto, if more than one. In such event, the obligations, representations and warranties of the Borrower hereunder shall be joint and several. This Note shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Borrower may not delegate any of its obligations hereunder without the prior written consent of the Bank.

                  (e) Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

                  (f) Unless otherwise agreed in writing, notices shall be given to the Bank and the Borrower at their respective addresses set forth in the signature page of this Note, or such other address communicated in writing by either such party to the other. Notices to the Bank shall be effective upon receipt.

                  (g) The obligations of the Borrower under Sections 3, 5, 8, 9 and 13 hereof shall survive the repayment of the Loans.

                  12. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, PROVIDED THAT SUCH CHOICE OF LAW IS NOT INTENDED TO LIMIT THE MAXIMUM RATE OF INTEREST WHICH MAY BE CHARGED OR COLLECTED BY THE BANK HEREUNDER IF THE BANK MAY, UNDER THE LAWS APPLICABLE TO IT, CHARGE OR COLLECT INTEREST AT A HIGHER RATE THAN IS PERMISSIBLE UNDER THE LAWS OF SAID STATE.


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
                  13.  WAIVER OF JURY TRIAL.

                  NEITHER BORROWER NOR BANK, NOR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF BORROWER OR BANK, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS NOTE, ANY RELATED AGREEMENT OR INSTRUMENT, ANY SECURITY FOR THE INDEBTEDNESS EVIDENCED HEREBY BY OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG BORROWER OR BANK. NEITHER BORROWER NOR BANK WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY BORROWER AND BANK, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER BORROWER NOR BANK HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ONE ANOTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

                  IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first set forth above.

LENDING OFFICE FOR THE LOANS:                ADDRESS FOR NOTICES TO THE BANK:

The Chase Manhattan Bank                     The Chase Manhattan Bank
One Chase Manhattan Plaza                    1211 Avenue of the Americas
New York, New York 10081                     New York, New York 10036
                                             Attn:


                                             ADDRESS FOR NOTICES:
/s/ G. Arthur Seelbinder                     25 Middle Road
--------------------------                   Palm Beach, Florida 33480
G. ARTHUR SEELBINDER


/s/ Kathleen Hammer                          ADDRESS FOR NOTICES:
-------------------------                    25 Middle Road
KATHLEEN HAMMER                              Palm Beach, Florida 33480


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                                   SCHEDULE A


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